EXHIBIT-4.5

                                     EX-4.5

                               RECISION AGREEMENT

         THIS AGREEMENT between the original owners, operators, and corporate officers, and investors of LanSource, Inc. (hereinafter "LanSource") and First Florida Communications, Inc. (hereinafter "FFCI") shall act to shall act to rescind the contractual agreement between the parties.

STATEMENTS OF FACT:

a. On or JUNE 10, 1999 FFCI purchased all stock of LanSource based at 7 per share for a total purchase price of $600,000 which was paid in the form of FFCI restricted common stock totaling 85,714 shares.

b. This purchase was for all assets and equities of LanSource.

c. Stock exchange took place between the parties and Stock Powers were executed by LanSource giving FFCI full ownership rights to any and all assets and equities of LanSource.

d. FFCI has invested $18,500.00 towards the existing debts of LanSource since it was acquired by FFCI.

The parties now agree to rescind this contractual agreement for various business reasons.

                               RECISION AGREEMENT.

WHEREFORE THE PARTIES NOW AGREE TO THE FOLLOWING:

1.  All stock shall be returned to the original owners.

2. Stock powers shall be executed to return ownership of that stock to the original owners, operators, and corporate officers, and investors of LanSource.

3. LanSource shall refund to FFCI a total amount of $18,500.00. This refund shall be in the way of services, materials, supplies, products or merchandise at the sole discresion and request of FFCI; should any charges for the services, materials, supplies, products or merchandise exceed this figure of $18,500.00 that difference shall be paid in cash by FFCI to LanSource

4. Should either party fail to uphold this agreement and litigation ensue from this agreement or the acts of the parties, the losing party shall be responsible for any and all costs and reasonable attorney's fees of both parties.

AGREED TO ON THIS 1 DAY OF October 1999
FOR LANSOURCE:
FOR FIRST FLORIDA COMMUNICATIONS, INC.